Exhibit 99.2

CAMDEN PROPERTY TRUST ANNOUNCES FINAL RESULTS OF ELECTIONS REGARDING MERGER

Houston, TX, March 2, 2005 — Camden Property Trust (NYSE: CPT) today announced the final results of elections made by stockholders of Summit Properties Inc. as to the form of merger consideration to be received in the merger of Camden and Summit. Camden has been informed by American Stock Transfer & Trust Company, the exchange agent for the transaction, that immediately prior to the effective time of the merger, there were 31,602,601 shares of Summit common stock outstanding. Of these shares:

•	18,457,441 of the shares, or 58.4%, elected to receive shares;

•	10,960,881 of the shares, or 34.7%, elected to receive cash; and

•	2,184,279 of the shares, or 6.9%, did not make a valid election.

Based on election results and the reallocation provisions set forth in the merger agreement, the merger consideration to be received is as follows:

•	stockholders making an election to receive cash will receive $31.20 per Summit share;

•	stockholders making an election to receive Camden shares will receive .6383 of a Camden share and $1.4177 per Summit share; and

•	non-electing stockholders will receive $31.20 with respect to all of the Summit shares they own.

Camden has also been informed by American Stock Transfer & Trust Company that 903,040 units of limited partnership interest in Camden Summit Partnership, L.P. were tendered in exchange for the cash consideration, 2,232,484 units were tendered in exchange for the unit consideration and 206,980 units were not tendered pursuant to the exchange offer (all of which will be exchanged for the unit consideration). Upon the terms and subject to the conditions of the exchange offer, Camden issued 1,631,269.577 new units and $28,174,848.00 in exchange for the existing units.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 192 properties containing 66,446 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of seven properties under development, the Company’s portfolio will increase to 68,974 apartment homes in 199 properties. For additional information, please contact Camden’s Investor Relations Department at 1-800-9Camden or 713/354-2787 or access our website at http://www.camdenliving.com.